                                                                   EXHIBIT 99(c)



                               SERVICING AGREEMENT

                         Dated as of [                 ]
                                      -----------------

                                 by and between

                         [                             ]
                          -----------------------------


                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                                 as the Servicer
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                                TABLE OF CONTENTS

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                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

Section 1.1.   Definitions.................................................    1
Section 1.2.   Other Interpretive Matters..................................    1


                                   ARTICLE II
      APPOINTMENT OF THE SERVICER; CERTAIN DUTIES AND RESPONSIBILITIES OF
                                  THE SERVICER

Section 2.1.   Appointment of the Servicer.................................    1
Section 2.2.   Duties and Responsibilities of the Servicer.................    1
Section 2.3.   Unrelated Amounts...........................................    2
Section 2.4.   Authorization of the Servicer...............................    2
Section 2.5.   Servicing Fees..............................................    2
Section 2.6.   Covenants of the Servicer...................................    3
Section 2.7.   Servicer's Certificate......................................    3
Section 2.8.   Annual Statement as to Compliance; Notice of Default........    3
Section 2.9.   Annual Independent Certified Public Accountants' Report.....    4
Section 2.10.  Maintenance of Security Interests in Receivables............    4
Section 2.11.  Collection Account..........................................    4
Section 2.12.  Disbursement from the Collection Account....................    4
Section 2.13.  Certificateholder Distributions and Reports.................    5

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

Section 3.1.   Representations and Warranties of the Servicer..............    6

                                   ARTICLE IV
                              ADDITIONAL COVENANTS

Section 4.1.   Covenants of the Servicer Regarding the Receivables.........    7

                                    ARTICLE V
                         EVENTS OF SERVICER TERMINATION

Section 5.1.   Default.....................................................    8
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                                TABLE OF CONTENTS
                                   (continued)

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                                   ARTICLE VI
                               SUCCESSOR SERVICER

Section 6.1.   Resignation of Servicer.....................................    9
Section 6.2.   Appointment of the Successor Servicer.......................    9
Section 6.3.   Duties of Servicer..........................................    9
Section 6.4.   Effect of Termination or Resignation........................   10

                                   ARTICLE VII
                                 INDEMNIFICATION

Section 7.1.   Indemnities by the Servicer.................................   10
Section 7.2.   Limitation of Damages; Indemnified Persons..................   10

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1.   Notices.....................................................   10
Section 8.2.   Binding Effect; Assignability...............................   11
Section 8.3.   Termination; Survival of Obligations Upon Maturity Date or
               Redemption Date ............................................   12
Section 8.4.   Confidentiality.............................................   12
Section 8.5.   No Proceedings..............................................   12
Section 8.6.   Complete Agreement; Modification of Agreement...............   12
Section 8.7.   Amendments and Waivers......................................   12
Section 8.8.   No Waiver; Remedies.........................................   12
Section 8.9.   GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF
               JURY TRIAL .................................................   13
Section 8.10.  Counterparts................................................   14
Section 8.11.  Severability................................................   14
Section 8.12.  Section Titles..............................................   14
Section 8.13.  Limited Recourse............................................   14
Section 8.14.  Further Assurances..........................................   15
Section 8.15.  Pledge of Assets............................................   15
Section 8.16.  Waiver of Setoff............................................   15

Schedule 2.7   Reporting Requirements
Annex B        Definitions

      This SERVICING AGREEMENT, dated as of [____________________] (this "Agreement" or "Servicing Agreement"), by and between [_______________________________], a [limited liability company] [business trust] organized under the laws of the State of Delaware (the "Issuer"), and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital"), in its capacity as the servicer hereunder (the "Servicer").

      In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

      Section 1.1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A.

      Section 1.2. Other Interpretive Matters. For purposes of this Agreement, the other interpretive matters set forth in Section 2 of Annex A shall govern. All exhibits, schedules, and other attachments hereto, or expressly identified hereto are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

                                   ARTICLE II

                   APPOINTMENT OF THE SERVICER; CERTAIN DUTIES
                      AND RESPONSIBILITIES OF THE SERVICER.

      Section 2.1. Appointment of the Servicer. The Issuer hereby appoints the Servicer as its agent to service the Receivables and enforce its rights and interests in and under the Receivables and to serve in such capacity until the termination of its responsibilities pursuant to Sections 5.1 or 6.1. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, upon giving prior written notice to the Issuer, delegate any duties to any Person, or subcontract with a Sub-Servicer, for the collection, servicing or administration of the Receivables; provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of any delegate or the Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Issuer shall not be deemed party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

      Section 2.2. Duties and Responsibilities of the Servicer. Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Receivables and shall take, or cause to be taken, all actions that (a) may be necessary or advisable to service, administer and collect the Receivables from time to time, (b) the Servicer would take if the Receivables were owned by the Servicer, and (c) are consistent with the Credit and Collection Policies. The Servicer shall also perform on behalf of the Issuer all of the Issuer's obligations under the Indenture other than any obligations to pay money and any obligations to be performed by the Administrator under the Administration Agreement.

      Section 2.3. Unrelated Amounts. If the Servicer determines that amounts which are not property of the Issuer (the "Unrelated Amounts") have been deposited in the Collection Account, then the Servicer shall provide written evidence thereof to the Issuer no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing. Upon receipt of any such notice, the Servicer shall withdraw the Unrelated Amounts from the Collection Account, and the same shall not be treated as Collections on Receivables and shall not be subject to the provisions of Sections 2.12 or 2.13.

     Section 2.4. Authorization of the Servicer. The Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the Receivables by the Issuer and pledge of the Receivables to the Indenture Trustee under the Indenture, in the determination of the Servicer, to (a) collect all amounts due under the Receivables, including endorsing its name on checks and other instruments representing Collections on the Receivables, executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the Receivables and consistent with its normal procedures, arranging with the Obligor to extend or modify Scheduled Payments in its discretion and (b) after the Receivables become delinquent and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of the Receivables, (ii) adjust, settle or compromise any payments due thereunder and (iii) initiate proceedings against any Collateral securing the obligations due under the Receivables, in each case, consistent with the Credit and Collection policies; provided, that, with respect to clause (a) and (b) above, the Servicer shall not agree to any modification of the APR on any Receivable or of the amount of any Scheduled Payment on a Receivable. If such modification has a material adverse effect on the Noteholders; and provided, further, that in no event will such modification be permitted to extend the final payment date beyond the Maturity Date.

      If the Servicer shall commence a legal proceeding to enforce a Receivable, the Issuer (in the case of a Receivable other than a Purchased Receivable) shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Receivable to the Servicer. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a Receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce such Receivable, the [Owner Trustee] [Managing Member] shall take steps to enforce such Receivable, including bringing suit in its name.

      The Issuer shall furnish (or cause to be furnished) the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and the Issuer shall assist the Servicer to the fullest extent to enable the Servicer to collect the Receivables and otherwise discharge its duties hereunder. In no event shall the Servicer be entitled to make the Issuer a party to any litigation without the Issuer's express prior written consent.

      Section 2.5. Servicing Fees and Servicing Advances. (a) As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees for each Collection Period. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees. The Servicer shall also be entitled to reimbursement for any Outstanding Servicer Advances owing to the Servicer with respect to all preceding Collection Periods.

            (b) The Servicer may, but shall have no obligation to, make a Servicer Advance in the manner and to the extent provided herein, but only to the extent the Servicer, in its sole discretion, expects to be reimbursed for such advance. If the Servicer elects to make a Servicer Advance, prior to the close of business on each Determination Date, the servicer will determine the amount of the advance that it has elected to make on the related Payment Date. The Servicer shall include information as to such determination in the Servicer's Certificate furnished by it in accordance with Section 2.7 and shall be obligated to transfer to the Collection Account on or before 11:00 a.m. (New York City time) on the related Transfer Date in next day funds the amounts applicable to such determinations appearing in such Servicer's Certificate. The Servicer shall be reimbursed for Outstanding Servicer Advances as provided in
      Section 2.13 and Outstanding Servicer Advances shall be reduced accordingly. Each Servicer Advance will be treated as a loan and interest will accrue on such advance as provided in your prospectus supplement.

      Section 2.6. Covenants of the Servicer. The Servicer covenants and agrees that from and after the Closing Date and until the earlier of the Maturity Date or Redemption Date, as applicable:

            (a) Ownership of Receivables. The Servicer shall identify the Receivables clearly and unambiguously in its Servicing Records to reflect that the Receivables are owned by the Issuer and have been pledged to the Indenture Trustee under the Indenture.

            (b) Compliance with Credit and Collection Policies; Law. The Servicer shall comply in all material respects with the Credit and Collection Policies with respect to the Receivables and in all material respects with applicable law with respect to the Receivables, unless, in either case, such failure to comply would not be reasonably expected to cause a Material Adverse Effect.

      Section 2.7. Servicer's Certificate. On each Determination Date the Servicer shall deliver to the Issuer, with a copy to the Seller, a Servicer's Certificate in the form of Exhibit A hereto containing all information necessary to make the distributions pursuant to Section 2.13 and the deposits to the Collection Account pursuant to Section 2.12 for the Collection Period preceding the date of such Servicer's Certificate. Receivables to be repurchased by the Seller shall be identified by the Servicer by account number with respect to such Receivable (as specified in the schedule of Receivables delivered on the Closing Date).

      Section 2.8. Annual Statement as to Compliance; Notice of Default.

            (a) The Servicer shall deliver to the Issuer, on or before [________] of each year, an Officers' Certificate, dated as of [__________] of the preceding year, stating that: (i) a review of the activities of the Servicer during the preceding 12-month period (or, in the case of the first such certificate, from the Cutoff Date to [__________]) and of its performance under this Agreement has been made under such officers' supervision and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof.

            (b) The Servicer shall deliver to the Issuer, promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officers' Certificate of any event that, with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 5.1.

      Section 2.9. Annual Independent Certified Public Accountants' Report. The Servicer shall cause a firm of independent certified public accountants, which may also render other services to the Servicer, the Seller or any other Affiliate of either the Seller or Servicer, as applicable, to deliver to the Issuer on or before [________] of each year a report, addressed to the board of directors of the Servicer, the Issuer and the Indenture Trustee, summarizing the results of certain procedures with respect to certain documents and records relating to the servicing of the Receivables during the preceding calendar year (or, in the case of the first such report, during the period from the Cutoff Date to [__________]). The procedures to be performed and reported upon by the independent public accountants shall be those agreed to by the Servicer and the Issuer or its designee.

      Such report will also indicate that the firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

      Section 2.10. Appointment of Subservicer. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided, that the Servicer shall remain obligated and be liable to the Issuer, for the servicing and administering of the Receivables in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Receivables. The fees and expenses of the subservicer shall be as agreed between the Servicer and its subservicer from time to time and the Issuer shall have no responsibility therefor.

      Section 2.11. Maintenance of Security Interests in Receivables. The Servicer shall, in accordance with the Credit and Collection Policies, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in any of the Equipment. The Issuer hereby authorizes the Servicer to take such steps as are necessary to re-perfect such security interest on behalf of the Issuer or its assigns for any reason, including the filing of UCC financing statements without the related debtor's signature. Without limiting the generality of the foregoing, the Servicer shall make or maintain all required federal lien filings or registrations in the name of the Issuer, as applicable. Upon discovery by the Issuer or the Servicer of a breach of its obligation to maintain perfection of the security interest in each Receivable pursuant to this

Section 2.11, which breach is reasonably likely to have a Material Adverse Effect, the party discovering the same shall give prompt written notice thereof to the other party hereto. As liquidated damages for such breach, the Issuer may, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the Servicer to, and the Servicer shall pay to, or at the direction of, the Issuer the Purchase Amount for the applicable Receivables (measured at the end of the Collection Period during which such breach is discovered). Upon such payment, all rights, title and interest of the Issuer in and to such Receivables will be deemed to be automatically released without the necessity of any further action by the Issuer, the Servicer or any other party and such Receivables will become the property of the Servicer.

      Section 2.12. Accounts. As of the Closing Date, the Servicer shall establish and maintain the Collection Account and the Certificate Distribution Account in the name of the Issuer, each of which shall be an Eligible Deposit Account.

            (a) Not later than 10:00 a.m. (New York City time) on each Transfer Date the Servicer shall deposit into the Collection Account all Collections with respect to the related Collection Period that have not previously been deposited into the Collection Account (it being understood that no such deposits are required to be made prior to the Transfer Date unless a Daily Deposit Event has occurred).

            (b) Upon the occurrence and during the continuation of a Daily Deposit Event, the Servicer shall transfer to the Collection Account, on each Business Day in same day funds, all Collections then held or thereafter received by it that are required to be deposited into the Collection Account, within one Business Day after receipt thereof.

      Section 2.13. Disbursement from the Collection Account.

            (a) On each Transfer Date after deducting an amount equal to any accrued but unpaid Servicing Fee and any accrued but unpaid Servicer Advances owing to the Servicer, the Servicer shall disburse (based on the information contained in the Servicer's Certificate delivered on the related Determination Date pursuant to Section 2.7) funds on deposit in the Collection Account on behalf of the Issuer by 11:00 a.m. (New York time), in the following order of priority:

                  (i) to the Administrator, the Administration Fee and all
            unpaid Administration Fees from prior Collection Periods;

                  (ii) to the Swap Counterparty any amounts due to the Swap
            Counterparty under the Swap Agreement, not including any swap termination payments payable under clause (iii) below;

                  (iii) to pay with the same priority and ratably in proportion to the Outstanding Principal Balance of the Class A Notes and the amount of any swap termination payment due and payable by the Issuer to the Swap Counterparty:

                        (a) to the Note Distribution Account the Monthly
                  Interest Amount Payable on the Class A Notes; and

                        (b) to the Swap Counterparty, any swap termination
                  payments payable to the Swap Counterparty upon the termination of the Swap Agreement, if such termination occurred as a result of a default by, or a tax event upon a merger related to, the Swap Counterparty; provided that if any amounts allocable to the Class A Notes are not needed to pay interest due on such Class A Notes as of such payment date, such amounts will be applied to pay the portion, if any, of any swap termination payment remaining unpaid;

                  (iv) to the Note Distribution Account, the Monthly Interest
            Amount Payable on the Class B Notes;

                  (v) to the Note Distribution Account, the Class A Noteholders'
            Monthly Principal Payable Amount;

                  (vi) to the Class B Noteholders, the Class B Noteholders'
            Monthly Principal Payable Amount;

                  (vii) to the Certificate Distribution Account, the
            Certificateholders' Distribution on Invested Amount;

                  (viii) to the Certificate Distribution Account, the
            Certificateholders' Distributable Invested Amount; and

                  (ix) to the Issuer, the remaining Collections.

            [(b) On the Class A Note Maturity Date, the Servicer shall disburse funds on deposit in the Collection Account on behalf of the Issuer by 11:00 a.m. (New York time), to the Note Distribution Account in an amount equal to the sum of (i) the aggregate accrued and unpaid interest on the Class A Notes as of the Class A Note Maturity Date, and (ii) the amount necessary to reduce the outstanding principal amount of the Class A Notes to zero.

      It is understood and agreed that, with respect to the amounts to be distributed pursuant to this Section 2.13(b), the Servicer shall, to the extent necessary (i) deposit into the Collection Account any amounts received as payments by or on behalf of any Obligor (and not previously deposited into the Collection Account) on or prior to the Class A Note Maturity Date, (ii) make each calculation that would otherwise be made on a Determination Date (with appropriate adjustments) in accordance with Section 2.7 on the Business Day immediately proceeding the Class A Note Maturity Date, (iii) on the Payment Date immediately succeeding the Class A Note Maturity Date, make any adjustments to the Monthly Principal Amount Payable, the Monthly Interest Amount Payable and any other amount to be paid on such Payment Date, and (iv) make any other calculation, adjustment or correction that may be required as result of any payment made on the Class A Note Maturity Date.]

      Section 2.14. Certificateholder Distributions and Reports. On each Payment Date prior to an Event of Default, the Servicer shall pay to Certificateholders on the Issuer's behalf funds on deposit in the Certificate Distribution Account in the following order of priority:

                  (i) the Certificateholders' Distributable Invested Amount; and

                  (ii) the Certificateholders' Distribution on Invested Amount.

      On each Determination Date, the Servicer shall provide to the Issuer or at the request of the Issuer to the [Owner Trustee] [Managing Member] for the Issuer or [Owner Trustee], as applicable, to forward to each Certificateholder of record, a statement substantially in the form of Exhibit B, setting forth at least the following:

                  (i) the Certificateholders' Distribution on Invested Amount;

                  (ii) the Certificateholders' Distributable Invested Amount;

                  (iii) the Pool Balance as of the opening of business on the first day of the preceding Collection Period in which such Determination Date occurs;

                  (iv) the Certificate Invested Amount and the Certificate Pool
            Factor as of such Payment Date, after giving effect to payments allocated to principal reported under clause (i) above;

                  (v) the amount of the Servicing Fee and any Servicer Advances paid to the Servicer with respect to the preceding Collection
            Period;

                  (vi) the amount of the Administration Fee paid to the
            Administrator in respect of the preceding Collection Period;

                  (vii) the amount of the aggregate Realized Losses, if any, for such Collection Period; and

                  (viii) the aggregate Purchase Amounts for Receivables, if any, that were repurchased or purchased in such Collection Period.

      Each amount set forth pursuant to clauses (i), (ii), (iii), (v) and (vi) shall be expressed as a dollar amount per $[_________] of initial Certificate Invested Amount of a Certificate.

      Section 2.15. Limitation on Liability of Servicer and Others. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Issuer, the Noteholders or the Certificateholders, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

      Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties to service the Receivables in accordance with this Agreement, and that in its opinion may involve it in any expense or liability; provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement, the Related Documents and the rights and duties of the parties to this Agreement, the other Related Documents and the interests of the Certificateholders under this Agreement and the Noteholders under the Indenture.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      Section 3.1. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Issuer as of the Closing Date as follows:

            (a) It is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Receivables hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

            (b) It has the power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

            (c) This Agreement has been duly authorized, executed and delivered by the Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors' rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

            (d) No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to get such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (e) There is no pending or, to its actual knowledge, threatened litigation of a material nature against or affecting it, in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or
      (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

Section 4.1. Covenants of the Servicer Regarding the Receivables.

         (a) Maintenance of Files. The Servicer shall, for not less than three years or for such longer period as may be required by law, from the date on which any Receivable is paid full, maintain the Records with respect to each Receivable, including records of all payments received, credits granted and property returned. The Servicer will permit representatives of the Issuer or its designee at any reasonable time during normal business hours, and at such times outside of normal business hours as the Issuer shall reasonably request, (i) to inspect and make copies of and abstracts from such records, and (ii) to visit the properties of the Servicer utilized in connection with the collection, processing or servicing of the Receivables for the purpose of examining such Records, and to discuss matters relating to the Receivables or the Servicer's performance under this Agreement with any officer, employee or accountants of the Servicer having knowledge of such matters. In connection therewith, the Issuer shall institute procedures to permit it to confirm the Receivable Balance in respect of any Receivables; provided that no one other than the Servicer, subject to any other arrangements made by the Issuer, will contact an Obligor unless Servicer Default has occurred. The Servicer agrees to render to the Issuer such clerical and other assistance as may be reasonably requested with regard to the foregoing.

         (b) Servicer Default. If a Servicer Default shall have occurred and be continuing, promptly upon request therefor, the Servicer shall deliver to the Issuer records reflecting activity through the close of business on the immediately preceding Business Day. Upon the occurrence and during the continuation of a Servicer Default, the Servicer shall (i) deliver and turn over to the Issuer or to its representatives, or at the option of the Issuer shall provide the Issuer or its representatives with access to, at any time, on demand of the Issuer, all of the Servicer's facilities, personnel, books and records pertaining to the Receivables, including all Records, and (ii) allow the Issuer to occupy the premises of the Servicer where such books, records and Records are maintained, and utilize such premises, the equipment thereon and any personnel of the Servicer that the Issuer may wish to employ to administer, service and collect the Receivables.

         (c) Notice of Adverse Claim. The Servicer shall advise the Issuer promptly, in reasonable detail, (i) of any claim of ownership or Lien known to it made or asserted against any Receivable, and (ii) of the occurrence of any event known to it which would have a material adverse effect on the aggregate value of the Receivables.

         (d) Further Assurances. The Servicer shall furnish to the Issuer from time to time such statements and schedules further identifying and describing the Receivables and such other reports in connection with the Receivables as the Issuer may reasonably request, all in reasonable detail.

                                    ARTICLE V

                         EVENTS OF SERVICER TERMINATION

         Section 5.1. Default. If any of the following events shall occur (regardless of the reason therefor) with respect to the Servicer:

                  (a) The Servicer shall (i) fail to make or give instructions for any deposit, transfer or payment required to be made hereunder and the same shall remain unremedied for three Business Days, or (ii) fail or neglect to perform, keep or observe in any material respect any other provision of this Agreement and the same shall remain unremedied for fifteen days after written notice thereof shall have been given by the Issuer to the Servicer;

                  (b) any representation or warranty of the Servicer herein or in any written statement, report, financial statement or certificate made or delivered by the Servicer to the Issuer hereto or thereto shall be untrue or incorrect in any material respect as of the date when made or deemed made and shall not be corrected for a period of 60 days after either (i) any Authorized Officer of the Servicer becomes aware thereof or (ii) notice thereof has been given to such Person by the Issuer; or

                  (c) a Bankruptcy Event shall have occurred and be continuing with respect to the Servicer;

then, upon the occurrence of any of such events (each, a "Servicer Default"), the Issuer may deliver a notice (a "Servicer Termination Notice") to the Servicer, terminating the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 6.2, provided, that notwithstanding anything to the contrary herein, the Servicer agrees to act as Servicer and to continue to follow the procedures set forth in this Agreement with respect to Collections on the Receivables under this Agreement until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

                                   ARTICLE VI

                               SUCCESSOR SERVICER

         Section 6.1. Resignation of Servicer. The Servicer may resign in the circumstances set forth in clause (a) or (b) of this Section 6.1.

                  (a) The Servicer may resign from its obligations and duties hereunder if it finds a replacement servicer satisfying the eligibility criteria set forth in Section 6.2. No such resignation shall become effective until the replacement servicer shall have obtained the Issuer's approval and appointment pursuant to Section 6.2.

                  (b) The Servicer may resign from the obligations and duties hereby imposed on it upon its determination that (i) the performance of its duties hereunder has become impermissible under applicable law, and
         (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

         Section 6.2. Appointment of the Successor Servicer. In connection with the termination of the Servicer's responsibilities under this Agreement pursuant to Section 5.1 or 6.1, the Issuer shall within 30 days after the giving of a Servicer Termination Notice pursuant to Section 5.1 or as soon as practicable after a resignation of the Servicer pursuant to Section 6.1, appoint a successor servicer that shall have a long-term debt rating of at least ["BBB-"] by S&P and ["Baa3"] by Moody's. The successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (such successor servicer being referred to as the "Successor Servicer"); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment as Successor Servicer. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Issuer an instrument in form and substance acceptable to the Issuer, and by providing prior written notice of such appointment to the Indenture Trustee. Notice shall be given to the Rating Agencies of the appointment of any Successor Servicer.

         Section 6.3. Duties of Servicer. At any time following the appointment of a Successor Servicer:

                  (a) the Servicer agrees that it shall terminate its activities as servicer hereunder in a manner acceptable to the Issuer so as to facilitate the transfer of servicing to the Successor Servicer, including timely delivery (i) to the Issuer of any funds that were required to be deposited in the Collection Account and (ii) to the Successor Servicer, at a place selected by the Successor Servicer, of all Servicing Records and other information with respect to the Receivables. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer; and

                  (b) the Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Servicer shall not be deemed to have assumed any of the Servicer's interest therein or to have replaced the Servicer as a party to any such Sub-Servicing Agreement.

         Section 6.4. Effect of Termination or Resignation. Any termination or resignation of the Servicer under this Agreement shall not affect any claims that the Issuer may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

                                   ARTICLE VII

                                 INDEMNIFICATION

         Section 7.1. Indemnities by the Servicer. Without limiting any other rights that the Issuer or its Affiliates or any director, officer, employee, or agent or incorporator thereof (each a "Servicer Indemnified Person") may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Servicer Indemnified Person in any way arising out of or relating to any material breach of the Servicer's obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, gross negligence or willful misconduct on the part of the Servicer Indemnified Person or (ii) recourse for uncollectible Receivables. Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to the Servicer Indemnified Person within [ten] Business Days following demand therefor.

         Section 7.2. Limitation of Damages; Indemnified Persons. NO SERVICER PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile or other electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 8.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or
(d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

         If to GE Capital, as Servicer:

                  General Electric Capital Corporation, as Servicer 44 Old Ridgebury Road
                  Danbury, Connecticut  06810
                  Attention:        General Counsel
                  Telephone:        203/796-1000
                  Facsimile:        203/796-1313

         If to the Issuer:

                  [________________________]
                  44 Old Ridgebury Road
                  Danbury, Connecticut  06810
                  Attention:        [__________]
                  Telephone:        [__________]
                  Facsimile:        [__________]

         Section 8.2. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Issuer and the Servicer and their respective successors and permitted assigns. Except as set forth in Section 2.1, or Article VI, the Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Issuer and unless the Rating Agency Condition shall have been satisfied with respect to any such assignment. Any such purported assignment, transfer, hypothecation or other conveyance by the Servicer without the prior express written consent of the Issuer shall be void. The Issuer may, at any time, assign any of its rights and obligations under this Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of the Servicer. Each of the Issuer and the Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of the Issuer or the Servicer hereunder, as applicable.

         Section 8.3. Termination; Survival of Obligations Upon Maturity Date or Redemption Date. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of the Class B Note Maturity Date or the Redemption Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Servicer pursuant to Article III, the indemnification and payment provisions of
Article VII and Sections 8.4, 8.5 and 8.13 shall be continuing and shall survive the later of the Class B Note Maturity Date or the Redemption Date, as applicable. Following the final distribution date of the Certificates, the Servicer shall promptly provide written notice to the [Owner Trustee] [Managing Member] of a notice of termination of the Issuer's obligations.

         Section 8.4. Confidentiality. Notwithstanding anything herein to the contrary, there is no restriction (either express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Related Documents. Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated by the Related Documents or to any element of the transaction structure contemplated by the Related Documents.

         Section 8.5. No Proceedings. The Servicer hereby agrees that, from and after the Closing Date and until the date one year plus one day following the earlier of the Class B Note Maturity Date or the Redemption Date, as applicable, it will not, directly or indirectly, institute or cause to be instituted against the Issuer any proceeding of the type referred to in the definition of "Bankruptcy Event"; provided that the foregoing shall not in any way limit the Servicer's right to pursue any other creditor rights or remedies that the Servicer may have for claims against the Issuer.

         Section 8.6. Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.7.

         Section 8.7. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

         Section 8.8. No Waiver; Remedies. The failure by the Issuer , at any time or times, to require strict performance by the Servicer of any provision of this Agreement shall not waive, affect or diminish any right of the Issuer thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Servicer contained in this Agreement and no breach or default by the Servicer hereunder, shall be deemed to have been suspended or waived by the Issuer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the Issuer and directed to the Servicer specifying such suspension or waiver. The rights and remedies of the Issuer under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Issuer may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

         Section 8.9. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW

PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                  (a) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 9.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                  (b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 8.10. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts may be delivered electronically.

         Section 8.11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 8.12. Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         Section 8.13. Limited Recourse. a) The obligations of the Issuer under this Agreement are solely the obligations of the Issuer. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of the Issuer or of any successor or of its constituent members or its other Affiliates, either directly or through the Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. Any accrued obligations owing by the Issuer under this Agreement shall be payable by the Issuer solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.13 (provided that such accrued obligations shall not be extinguished until paid in full).

                  (b) The obligations of the Servicer under this Agreement are solely the obligations of the Servicer. No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement, against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of the Servicer or of any successor thereto, either directly or through the Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

         Section 8.14. Further Assurances. The Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that the Issuer may request to enable the Issuer to exercise and enforce its rights under this Agreement or otherwise carry out more effectively the provisions and purposes of this Agreement.

         Section 8.15. Pledge of Assets. The Servicer hereby acknowledges that the Issuer has granted a security interest in the Collateral to the Indenture Trustee under the Indenture, and hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture Trustee against the Collateral. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee against the Collateral, the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein. The Servicer hereby agrees to deliver to the Indenture Trustee a copy of all notices to be delivered by the Servicer to the Issuer hereunder.

         Section 8.16. Waiver of Setoff. The Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

                               [Signatures Follow]

         IN WITNESS WHEREOF, the parties have caused this Servicing Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

                                           [_________________________________]


                                           By: _______________________________
                                                Name:
                                                Title:


                                           GENERAL ELECTRIC CAPITAL CORPORATION,
                                           as Servicer

                                           By:  ______________________________
                                                Name:
                                                Title:

                                                                       EXHIBIT A
                                                          to Servicing Agreement

                         FORM OF SERVICER'S CERTIFICATE

[______________________]
[______________________]
[______________________]
Attention: [________________________]

[______________________]
[______________________]
[___________]
[______________________]
Attention: [___________________________]


[SELLER NAME]
[SELLER ADDRESS]
Attention: Secretary

Moody's Investors Service, Inc.
ABS Monitoring Department
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services,
A division of McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041
Attention:  Asset Backed Surveillance Department

                          [INSERT FORM OF CERTIFICATE]

                                                                       EXHIBIT B
                                                          to Servicing Agreement

                      FORM OF CERTIFICATEHOLDER'S STATEMENT
                            PURSUANT TO SECTION 2.16

         Payment Date: ______________________

(i)      Certificateholders' Distribution on Invested Amount:

         (a) Certificates: ___________ ($_____ per $1,000 original principal amount)

         (b) Total: __________

(ii)     Certificateholders' Distributable Invested Amount:

         (a) Certificates: ___________ ($_____ per $1,000 original principal amount)

         (b) Total: __________

(iii)    Pool Balance at end of the preceding Collection Period: _____

(iv)     After giving effect to distributions on this Payment Date:

         (1)      Certificate Invested Amount: __________

         (2)      Certificate Pool Factor: __________

(v) Amount of Servicer Fee: ____ ($_____ per $1,000 certificateholders' distributable invested amount)

(vi) Amount of Servicer Advances: ____ ($_____ per $1,000 certificateholders' distributable invested amount)

(vii) Amount of Administration Fee: ____ ($____ per $1,000 certificateholders' distributable invested amount)

(viii)   Aggregate amount of Realized Losses for the Collection Period:
         __________

(ix)     Aggregate Purchase Amounts for the Collection Period: __________

                                                                   EXHIBIT 99(c)

                                     ANNEX A

                                       to
                               SERVICING AGREEMENT

                                   dated as of

                                  [___________]

                         Definitions and Interpretation

                                                                   EXHIBIT 99(c)

         SECTION 1. Definitions and Conventions. Capitalized terms used in the Servicing Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

         "Accounting Changes" means, with respect to any Person an adoption of GAAP different from such principles previously used for reporting purposes as defined in the Accounting Principles Board Opinion Number 20.

         "Adverse Claim" means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase and Sale Agreement, any Lien created under the Indenture or any Permitted Encumbrances.

         "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Amount Financed" with respect to a Receivable means the amount advanced under such Receivable toward the purchase price of the Equipment and any related costs, including the Termination Value, and any insurance financed thereby.

         "Annual Percentage Rate" or "APR" of a Receivable means, the interest rate or annual rate of finance charges stated in or, if not explicitly stated, the implicit finance charge used by the Seller to calculate periodic payments with respect to the related Loan.

         "Authorized Officer" means, with respect to any corporation, trust or limited liability company, as appropriate, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, the [Managing Member] [Owner Trustee], and each other officer, employee or member of such corporation, trust or limited liability company, as appropriate, specifically or similar governing body of such limited liability company or trust to sign agreements, instruments or other documents on behalf of such corporation authorized in resolutions of the board of directors of such corporation or similar governing body of such limited liability company or trust, as appropriate.

         "Bankruptcy Code" means the provisions of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

         "Bankruptcy Event" means, as to any Person, any of the following events: (a) a case or proceeding shall have been commenced against such Person seeking a decree or order in respect of such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such

Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person; or (b) such Person shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or for any substantial part of such Person's assets,
(iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

         "Certificate" means a certificate evidencing a beneficial interest of a Certificateholder in the Issuer, substantially in the form of Exhibit [ ] to the [Trust] [Limited Liability Company] Agreement.

         "Certificate Distribution Account" means the Eligible Deposit Account established and maintained in the name of the Issuer under Section 2.12 of the Servicing Agreement.

         "Certificateholder" means a Person in whose name a Certificate is registered.

         "Certificateholders' Distributable Invested Amount" means with respect to any Payment Date, zero until the Outstanding Principal Balance of the Class B Notes has been reduced to zero and thereafter shall equal the Class B Noteholders' Monthly Principal Payable Amount until the Certificate Invested Amount of the Certificates has been reduced to zero and thereafter shall be zero.

         "Certificateholders' Distribution on Invested Amount" means, with respect to any Payment Date (the "current Payment Date") the sum of (a) interest accrued from and including the preceding Payment Date (or, in the case of the first Payment Date, the Closing Date) to but excluding the current Payment Date at the Distribution Rate on the Certificate Invested Amount on the preceding Payment Date after giving effect to all changes therein on such preceding Payment Date, plus (b) the Certificateholders' Distribution on Invested Amount Shortfall for the current Payment Date.

         "Certificateholders' Distributable Invested Amount Shortfall" means, with respect to any Payment Date (the "current Payment Date"), the excess of the Certificateholders' Distribution on Invested Amount for the preceding Payment Date over the amount in respect of the Certificateholders' Distribution on Invested Amount that was actually deposited in the Certificate Distribution Account on such preceding Payment Date, plus interest on such excess, to the extent permitted by law, at the Distribution Rate from such preceding Payment Date to but excluding the current Payment Date.

         "Certificate Invested Amount" equals, initially, $[_________] and, thereafter, equals such amount reduced by all amounts allocable to principal previously distributed to Certificateholders'.

         "Certificate Pool Factor" means, as of the close of business on any Payment Date, the Certificate Invested Amount divided by the initial Certificate Invested Amount (carried out to the seventh decimal place). The Certificate Pool Factor is 1.0000000 as of the Closing Date, and, thereafter, will decline to reflect reductions in the Certificate Invested Amount.

         "Class A Noteholders' Monthly Principal Payable Amount" means, for any payment date, the excess of (1) the Outstanding Principal Balance of the Class A
Notes minus (2) [    %] of the Pool Balance and on the final Maturity Date for
each of the Class A Notes, the Class A Noteholders' Monthly Principal Payable Amount will include the amount necessary (after giving effect to the other amounts to be deposited in the Note Distribution Account on that Payment Date and allocable to principal) to reduce the outstanding principal amount of the related Class A Notes to zero; except that in no event will the Class A Noteholders' Monthly Principal Payable Amount exceed the outstanding amount of the Class A Notes.

         "Class A Note" means any of the Issuer's [___]% Class A Notes.

         "Class A Note Maturity Date" means [____] Payment Date.

         "Class A Noteholder" means any holder of record of a Class A Note.

         "Class B Noteholders' Monthly Principal Payable Amount" means, for any Payment Date, the excess of (1) the Outstanding Principal Balance of the Class B
Notes minus (2)    % of the Pool Balance; except that (a) in no event will the
Class B Noteholders' Monthly Principal Payable Amount exceed the lesser of (1) the sum of the outstanding principal amounts of the Class A Notes (after giving effect to payments on the Class A Notes on that Payment Date) and the Class B Notes over the Pool Balance and (2) the Outstanding Principal Amount of the Class B Notes, and (b) on the final Maturity Date for the Class B Notes, the Class B Noteholders' Monthly Principal Payable Amount will include the amount necessary (after giving effect to the other amounts to be deposited in the Note Distribution Account on that Payment Date and allocable to principal) to reduce the Outstanding Principal Amount of the related Class B Notes to zero.

         "Class B Note" means any of the Issuer's [___]% Class B Notes.

         "Class B Note Maturity Date" means [____] Payment Date.

         "Class B Noteholder" means any holder of record of a Class B Note.

         "Closing Date" means [_______________], 2002.

         "Collection Account" means the account designated as such, established and maintained by the Servicer in accordance with Section 2.14 of the Servicing Agreement.

         "Collection Period" means, with respect to any Payment Date, the calendar month preceding the month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the calendar month preceding the calendar month in which the first Payment Date occurs).

         "Collections" means, with respect to any Payment Date, the aggregate amount of collections on or with respect to the Receivables with respect to the related Collection Period. Collections on or with respect to the Receivables include all payments made by or on behalf of the Obligors (excluding any late fees, prepayment charges, extension fees and other administrative fees or similar charges allowed by applicable law with respect to the Receivables that constitute part of the Servicing Fees), any Recoveries, any net swap receipts and any swap termination payments received pursuant to the Swap Agreement, any proceeds from insurance policies covering the Equipment or related Obligor, Liquidation Proceeds, the Purchase Amount of each Receivable that became a Purchased Receivable respect of the related Collection Period (to the extent deposited into the Collection Account), Investment Earnings for such Payment Date, and payments made by a lessee pursuant to its obligation (if any) to pay the Termination Value pursuant to the related Receivable; provided, however, that the Collections shall not include: all payments or proceeds (including Liquidation Proceeds) of any Receivables the Purchase Amount of which has been included in the Collections in a prior Collection Period.

         "Credit and Collection Policies" means, with respect to each type of Receivable, the Seller's policies, practices and procedures for providing equipment financing, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, and relating to the maintenance of such types of receivables and collections on such types of receivables, as such policies and procedures may be amended from time to time.

         "Cut-Off Date" means [______________].

         "Daily Deposit Event" means (i) a reduction in the Servicer's rating below "BBB-" by S&P or "Baa3" by Moody's or if the Servicer is not rated, the Servicer's long-term debt obligations being deemed to be less than investment grade or (ii) the reduction of General Electric Company's long-term debt rating below "A+" by S&P or "A2" by Moody's.

         "Determination Date" means with respect to any Transfer Date, the second Business Day prior to such Transfer Date.

         "Distribution Rate" means [_______]% per annum, computed on the basis of a [360-day year of twelve 30-day months.]

         "Eligible Deposit Account" means: (a) a segregated deposit account maintained with a depository institution or trust company whose short-term unsecured debt obligations are rated at least A-1+ by S&P and P-1 by Moody's,
(b) a segregated account which is either (i) maintained in the corporate trust department of the Indenture Trustee or (ii) maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least BBB- by S&P and Baa3 by Moody's, or (c) a segregated trust account or similar account maintained with a federally or state chartered depository institution whose long term unsecured debt obligations are rated at least BBB- by S&P and Baa3 by Moody's subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b) in effect on the Closing Date.

         "Equipment" means any new or used trucks and trailers, aircraft, restaurant equipment, maritime assets, construction equipment, machine tools, furniture or other equipment, together with all accessions thereto securing an Obligor's indebtedness under the respective Receivable.

         "Event of Default" is defined in the Indenture.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as GAAP is further defined in Section 2(a) of this Annex A.

         "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

         "Indenture" means the Indenture, dated [_________________], between the Issuer and the Indenture Trustee, as the same may be amended and Supplemented from time to time.

         "Indenture Trustee" means [_____________________], not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

         "Interest Rate" means [insert rate formulation].

         "Investment Earnings" means, with respect to any Payment Date, the interest and other investment earnings (net of losses and investment expenses) on amounts on deposit in the Trust Accounts.

         "Issuer" means [Issuer], a Delaware [limited liability company] [business trust], until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the notes issued pursuant to the Indenture.

         ["Limited Liability Company Agreement" means the Limited Liability Company Agreement of the Issuer, dated as of [__________________], among the Managing Member and, the Issuer, as the same may be amended or supplemented from time to time].

         "Lien" means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens that attach to the related Receivable by operation of law as a result of any act or omission by the related Obligor.

         "Liquidated Receivable" means any Receivable liquidated through the sale or other disposition of the related Equipment or that has, after using all reasonable efforts to realize upon the Equipment, been charged off in accordance with the Credit and Collection Policy without realizing upon the Equipment.

         "Liquidation Proceeds" means, with respect to any Liquidated Receivable, the amounts collected in respect thereof from whatever source (including the proceeds of insurance policies with respect to the related Equipment or Obligor), net of the sum of any amounts expended in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Receivable or any creditor of such Obligor to the extent required by applicable law or agreement.

         "Loan" means any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

         "Loan Value" means, with respect to any Loan on any day (including the Cutoff Date), the sum of (a) the present value of the future Scheduled Payments discounted monthly at an annual rate equal to the APR for such Loan, plus (b) the amount of any past due payments. There shall be deemed to be no Scheduled Payments due on a Liquidated Receivable.

         ["Managing Member" means [__________], a [__________] corporation or any successor Managing Member under the Limited Liability Company Agreement.]

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the Receivables or the Loans, as applicable, therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens.

         "Maturity Date" means the Class A note Maturity Date and the Class B Note Maturity Date.

         "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

         "Monthly Interest Amount Payable" means, with respect to any Payment Date (the "current Payment Date") and any Class of Notes, an amount equal to the sum of (a) the aggregate amount of interest accrued on that Class of Notes at the applicable Interest Rate from and including the preceding Payment Date (or, in the case of the initial Payment Date from and including the Closing Date) to but excluding the current Payment Date plus (b) the Monthly Interest Shortfall for that Class of Notes and the current Payment Date.

         "Monthly Interest Shortfall" means, with respect to any Payment Date (the "current Payment Date") and any Class of Notes, the excess of the Monthly Interest Amount Payable for the preceding Payment Date over the amount in respect of interest on that Class of Notes that was actually paid to the Noteholder for that Class of Notes on such preceding Payment Date, plus interest on such excess, to the extent permitted by law, at a rate per annum equal to the Interest Rate on that Class of Notes, from such preceding Payment Date to but excluding the current Payment Date.

         "Notes" means the notes issued under the Indenture.

         "Note Register" and "Note Registrar" have the respective meanings specified in Section 2.4 of the Indenture.

         "Noteholder" means the person in whose name a Note is registered on the Note Register.

         "Obligor" means, as to each Receivable, any Person who owes payments under the Receivable.

         "Officer's Certificate" means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

         "Outstanding Servicing Advances" means, with respect to the Settlement Date, the sum, as of the related Record Date, of all previous Servicer Advances as reduced by reimbursements of Servicer Advances pursuant to Section 2.13.

         "Outstanding Principal Balance" is defined in the Indenture.

         ["Owner Trustee" means [___________________], a [______________]
banking corporation, not in its individual capacity, but solely as owner trustee under the Trust Agreement, and any successor Owner Trustee.]

         "Payment Date" means, with respect to each Collection Period, the [___________] day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on [_____________].

         "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Pool Balance" means, at any time, the sum of the aggregate Loan Values of the Receivables as of the beginning of a Collection Period, after giving effect to all payments received by the Seller or Servicer, as applicable, from Obligors and Purchase Amounts to be remitted by the Seller or Servicer, as applicable, with respect to the preceding Collection Period and all Realized Losses on Receivables liquidated during such preceding Collection Period.

         "Precomputed Receivable" means any Receivable under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to the Amount Financed are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial receivables.

         "Purchase Amount" means, as of the close of business on the last day of a Collection Period, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Liquidated Receivable, as of the day immediately prior to such Loan becoming a Liquidated Receivable less any Liquidation Proceeds actually received by the Issuer) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan.

         "Purchase and Sale Agreement" means that certain Receivables Purchase and Sale Agreement, dated as of [______________], by the Transferor and the Issuer, as the same may be amended from time to time.

         "Rating Agency" means Moody's or S&P.

         "Rating Agency Condition" means, with respect to any action, that each Rating Agency shall have been given prior notice thereof and that each of the Rating Agencies shall have notified the Issuer and the Indenture Trustee in writing that such action will not result in a reduction or withdrawal of the then current rating of any class of the Notes.

         "Realized Losses" means the excess of the Receivable Balance of Liquidated Receivables plus accrued but unpaid interest thereon over Liquidation Proceeds.

         "Receivable" means any Loan included in the Schedule of Receivables.

         "Receivable Balance" means, as of the close of business on the last day of a Collection Period, the Amount Financed minus the sum of: (i) that portion of all Scheduled Payments due on or prior to such day allocable to principal using (x) in the case of a Precomputed Receivable, the actuarial or constant yield method and (y) in the case of a Simple Interest Receivable, the simple interest method, (ii) any refunded portion of insurance premiums included in the Amount Financed, (iii) any payment of the Purchase Amount with respect to the Receivable allocable to principal and (iv) any prepayment in full or any partial prepayments applied to reduce the Principal Balance of the Receivable.

         "Record Date" means, with respect to a Payment Date, the close of business on the [____________] day of the calendar month in which such Payment Date occurs.

         "Records" means all notes, leases, security agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any of the Seller, the Servicer, any Sub-Servicer or the Issuer with respect to the Receivables and the Obligors thereunder.

         "Recoveries" means, with respect to any Liquidated Receivable, monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), after such Receivable became a Liquidated Receivable.

         "Redemption Date" is defined in the Indenture.

         "Related Documents" means the Sale Agreement, the Purchase and Sale Agreement, the Servicing Agreement, the Indenture, the Limited Liability Agreement, and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Annexes, Exhibits and Schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

         "Sale Agreement" means the Receivables Sale Agreement, dated [      ],
2002, between Seller and the Purchaser.

         "Schedule of Receivables" is the schedule of Receivables attached as
Schedule I to each of the Sale Agreement and the Purchase and Sale Agreement (which schedule may be in the form of microfiche).

         "Scheduled Payment" on a Receivable means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the Receivable Balance under (x) in the case of a Precomputed Receivable, the actuarial method or (y) in the case of a Simple Interest Receivable, the simple interest method, in each case, over the term of the Receivable and to provide interest at the APR, provided that Termination Values shall also constitute Scheduled Payments.

         "Seller" means GE Capital, a Delaware corporation, its successors and assigns.

         "Servicer" means each of GE Capital, in its capacity as Servicer under this Agreement, or any other Person designated as a Successor Servicer.

         "Servicer Advance" means, the amount as of the Record Date, which the Servicer may, but is not required to, advance pursuant to Section 2.5.

         "Servicer Default" means an event specified in Section 5.1 of the Servicing Agreement.

         "Servicer Indemnified Person" is defined in Section 7.1.

         "Servicer Termination Notice" is defined in Section 5.1 of the Servicing Agreement.

         "Servicer's Certificate" means an Officer's Certificate of the Servicer delivered pursuant to Section 2.7 of the Servicing Agreement, substantially in the form of Exhibit A thereto.

         "Servicing Agreement" is defined in the preamble.

         "Servicing Fee" means, for any Collection Period, an amount equal to the product of (a) the Servicing Fee Rate, (b) the average daily aggregate outstanding principal amount of Receivables as of the first day of such Collection Period and (c) a fraction equal to (i) the number of days in such Collection Period, divided by (ii) 360; plus all late fees, prepayment fees, assumption fees, modification fees, and other miscellaneous fees and amounts received during such Collection Period.

         "Servicing Fee Rate" means (a) so long as the Servicer is GE Capital or an Affiliate thereof, [__]% or (b) so long as the Servicer is not GE Capital or an Affiliate thereof, [ ]%.

         "Servicing Officer" means, any officer of the Servicer (or any Sub-Servicer) whose name appears on a list of servicing officers attached to an Officer's Certificate furnished to RFC by the Servicer, as such list may from time to time be amended.

         "Servicing Records" means all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the related Receivables and the Obligors thereunder.

         "Simple Interest Receivable" means any Receivable under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Receivable on the unpaid principal balance and the remainder of such payment is allocable to principal.

         "Stock" means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

         "Sub-Servicer" means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

         "Sub-Servicing Agreement" means any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with
Section 2.12 relating to the servicing, administration or collection of the Receivables.

         "Successor Servicer" is defined in Section 6.2.

         "Swap Agreement" means the swap agreement dated as of [______________] between the Issuer and the Swap Counterparty, as the same may be amended from time to time.

         "Swap Counterparty" means the swap counterparty party to the Swap Agreement.

         "Termination Value" means the "Termination Value" (if any) payable by lessee pursuant to the applicable Loan.

         "Transferor" means [__________________] a Delaware limited liability company, as transferor under the Purchase and Sale Agreement.

         "UCC" means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

         "Unrelated Amounts" is defined in Section 2.3 of the Servicing
Agreement.

         SECTION 2. Other Interpretive Matters. All terms defined directly or by incorporation in the Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Agreement (including this Annex A) and all certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in the Agreement, and accounting terms partly defined in the Agreement to the extent not defined, shall have the respective meanings given to them under GAAP; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the GE Capital fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words "hereof," "herein" and "hereunder" and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term "including" means "including without limitation"; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person's successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.